EXHIBIT 99.1
T-Mobile Delivers Record Customer Growth, Fueled By Widening Differentiation and Focus on Durable and Profitable Financial Growth, Raises Guidance Across the Board
Un-carrier Delivers Over 1 Million Postpaid Phone Net Customer Additions, Best Q3 in Over a Decade, Best-Ever Postpaid Net Account and Total Postpaid Net Customer Additions, and Leads the Industry in Postpaid Phone Churn
Industry-Leading Customer Growth Fueled by Widening Differentiation in Best Network, Best Value and Best Experiences Combination(1)
•Total postpaid net customer additions of 2.3 million, best-ever and best in industry
•Postpaid phone net customer additions of 1.0 million, highest Q3 in over a decade and best in industry
•Postpaid net account additions of 396 thousand, up 26% year-over-year, best-ever and best in industry
•Total broadband net customer additions of 560 thousand, up 34% year-over-year, best in industry, including 506 thousand 5G broadband net customer additions, up 22% year-over-year, and 54 thousand fiber net customer additions
Translating Industry-Leading Customer Growth into Durable and Profitable Financial Growth
•Service revenues of $18.2 billion grew 9% year-over-year, best in industry growth
•Postpaid service revenues of $14.9 billion grew 12% year-over-year, best in industry growth
•Strong Net income of $2.7 billion and diluted earnings per share (“EPS”) of $2.41
•Core Adjusted EBITDA(2) of $8.7 billion grew 6% year-over-year, best in industry growth
•Net cash provided by operating activities of $7.5 billion grew 21% year-over-year
•Adjusted Free Cash Flow(2) of $4.8 billion
Extending Overall Network Lead with Best Assets, Customer Centricity and Technology Leadership
•Recognized by Opensignal as the 5G Global Winner in 5G Coverage Experience and Global Leader in 5G Reliability, including outperforming other US operators; T-Mobile also ranked the #1 FWA carrier for Consistent Quality and Reliability
•Fastest provider in Fixed Wireless Home Internet with median download speeds nearly 50% faster than next closest peer, based on our analysis of Ookla data
•Ongoing momentum in network perception with lots of room to run, with highest ever switching consideration based on overall network quality in Q3 and lots more runway ahead
•iPhone 17 is fastest on T-Mobile’s network with median overall download speeds nearly 90% faster than one benchmark competitor as we continue to expand our network leadership with industry-leading deployment of new technologies (e.g. L4S deployed on all 5G sites with efficient capacity allocation; ~70% of sites supporting 5- and 6- carrier aggregation)
Bellevue, WA — October 23, 2025 — T-Mobile US, Inc. (NASDAQ: TMUS) reported third quarter 2025 results today, delivering industry-leading customer results across the board, in postpaid account nets, total postpaid nets, postpaid phone nets, postpaid phone churn, and broadband net customer additions. The company’s industry-leading customer growth contributed to industry-best service revenue growth, which grew at a rate multiples that of its closest wireless competitors, strong Net income, industry-leading Core Adjusted EBITDA growth, strong net cash provided by operating activities and industry-leading Adjusted Free Cash Flow margin, while fueling stockholder returns of $3.5 billion in Q3.
“Being the CEO of T-Mobile has been the honor of a lifetime. Together this team has done what most thought was impossible, by transforming the Un-carrier from a scrappy challenger into the world’s most successful and customer-centric telecommunications company, going from last to first with the best network, the best value, and the best customer experience in the market,” said Mike Sievert, CEO of T-Mobile. “I’ve never been more confident that the durable, profitable growth engine we’ve built, with so much more room to run — fueled by Srini’s enormous passion and exceptional leadership — will continue to propel T-Mobile forward for years to come. This team has redefined what’s possible in wireless and beyond, and the best is yet to come.”
“It is a privilege for me to lead this incredible team and continue building upon the tremendous Un-carrier legacy that Mike has created. Q3 once again proves that our differentiated strategy is working — more and more consumers recognize our industry-leading network and elevated customer experiences through digital innovation,” said Srini Gopalan, COO and incoming CEO of T-Mobile. “We are even more convicted in our future than ever before, as we continue taking profitable share through wireless, through broadband, and smart adjacencies, investing to defend our network leadership, while further improving network perception, and effecting a digital transformation — all of which will allow the Un-carrier to widen our margin of differentiation.”
___________________________________________________________
(1)AT&T Inc. does not disclose postpaid net account additions. Comcast and Charter do not disclose postpaid phone net customer additions. Industry-leading claims are based on consensus expectations if results are not yet reported.
(2)Core Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables. We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect Net income, including, but not limited to, Income tax expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable.

Industry-Leading Customer Growth Fueled by Widening Differentiation in Best Network, Best Value and Best Experiences Combination(1)
•Total postpaid net customer additions of 2.3 million increased 772 thousand year-over-year.
•Postpaid phone net customer additions of 1.0 million increased 142 thousand year-over-year. Postpaid phone churn of 0.89% increased 3 basis points year-over-year.
•Postpaid net account additions of 396 thousand increased 81 thousand year-over-year.
•Prepaid net customer additions of 43 thousand increased 19 thousand year-over-year. Prepaid churn of 2.77% decreased 1 basis point year-over-year.
•Total broadband net customer additions of 560 thousand increased 142 thousand year-over-year, including 54 thousand fiber net customer additions.
•5G broadband net customer additions of 506 thousand increased 91 thousand year-over-year. T-Mobile ended the quarter with 8.0 million 5G broadband customers.
•Total net customer additions were 2.4 million and increased 791 thousand year-over-year. Total customer connections increased to a record high of 139.9 million.

	Quarter			Nine Months Ended September 30,
(in thousands, except churn)	Q3 2025	Q2 2025	Q3 2024	2025	2024
Postpaid net account additions	396	318	315	919	834
Total net customer additions	2,390	1,771	1,599	5,543	4,288
Postpaid net customer additions (2)	2,347	1,732	1,575	5,416	4,133
Postpaid phone net customer additions (3)	1,007	830	865	2,332	2,174
Postpaid other net customer additions (2) (3) (4) (5)	1,340	902	710	3,084	1,959
Prepaid net customer additions (2) (3) (6)	43	39	24	127	155
Total customers, end of period (2)	139,949	132,778	127,492	139,949	127,492
Postpaid phone churn	0.89%	0.90%	0.86%	0.90%	0.84%
Prepaid churn	2.77%	2.65%	2.78%	2.70%	2.69%
Total broadband net customer additions	560	470	418	1,457	1,230
5G broadband net customer additions	506	454	415	1,384	1,226
Total broadband customers, end of period	8,889	7,433	6,007	8,889	6,007
Total 5G broadband customers, end of period	7,955	7,308	6,002	7,955	6,002
(1)AT&T Inc. does not disclose postpaid net account additions. Comcast and Charter do not disclose postpaid phone net customer additions. Industry-leading claims are based on consensus expectations if results are not yet reported.
(2)Includes broadband customers.
(3)In the third quarter of 2025, we acquired 3,287,000 postpaid phone customers, 390,000 postpaid other customers, including 141,000 5G broadband customers, and 349,000 prepaid customers through the UScellular acquisition, which includes the impact of certain base adjustments to align the policies of UScellular and T-Mobile.
(4)In the third quarter of 2025, we acquired 755,000 fiber customers from Metronet and other acquisitions.
(5)In the second quarter of 2025, we acquired 97,000 fiber customers from Lumos.
(6)In the second quarter of 2024, we acquired 3,504,000 prepaid customers through our acquisition of Ka’ena, which includes the impact of certain base adjustments to align the policies of Ka’ena and T-Mobile.

Translating Industry-Leading Customer Growth into Durable and Profitable Financial Growth(1)
•Total service revenues increased 9% year-over-year to $18.2 billion, and Postpaid service revenues increased 12% year-over-year to $14.9 billion.
•Net income of $2.7 billion included the impact from impairment expense, net of tax, of $208 million.
•Diluted EPS of $2.41 per share included the impact from impairment expense, net of tax, of $0.18 per share.
•Core Adjusted EBITDA increased 6% year-over-year to $8.7 billion.
•Net cash provided by operating activities(2) increased 21% year-over-year to $7.5 billion.
•Cash purchases of property and equipment, including capitalized interest increased 35% year-over-year to $2.6 billion, which included the impact from planned higher capital purchases, including for increased greenfield site builds in the second half of the year and incremental capital expenditures following the acquisition of UScellular.
•Adjusted Free Cash Flow of $4.8 billion.
•Stockholder Returns of $3.5 billion in Q3 2025, including common stock repurchases of $2.5 billion and cash dividends of $987 million as part of current stockholder return authorization of up to $14.0 billion, for cumulative stockholder returns(3) of $41.8 billion since program inception, split across repurchases of $34.7 billion and cash dividends of $7.0 billion.

	Quarter			Nine Months Ended September 30,		Q3 2025 vs. Q2 2025	Q3 2025 vs. Q3 2024	YTD 2025 vs. YTD 2024
(in millions, except EPS)	Q3 2025	Q2 2025	Q3 2024	2025	2024
Total service revenues	$18,241	$17,438	$16,725	$52,604	$49,250	4.6%	9.1%	6.8%
Postpaid service revenues	14,882	14,078	13,308	42,554	38,838	5.7%	11.8%	9.6%
Total revenues	21,957	21,132	20,162	63,975	59,528	3.9%	8.9%	7.5%
Net income	2,714	3,222	3,059	8,889	8,358	(15.8)%	(11.3)%	6.4%
Diluted EPS	2.41	2.84	2.61	7.82	7.10	(15.1)%	(7.7)%	10.1%
Adjusted EBITDA	8,684	8,547	8,243	25,490	23,948	1.6%	5.3%	6.4%
Core Adjusted EBITDA	8,680	8,541	8,222	25,479	23,866	1.6%	5.6%	6.8%
Net cash provided by operating activities (2)	7,457	6,992	6,139	21,296	16,744	6.7%	21.5%	27.2%
Cash purchases of property and equipment, including capitalized interest	2,639	2,396	1,961	7,486	6,628	10.1%	34.6%	12.9%
Adjusted Free Cash Flow	4,818	4,596	5,162	13,810	12,948	4.8%	(6.7)%	6.7%
(1)     Industry-leading claims are based on consensus expectations if results are not yet reported.
(2)     Effective November 1, 2024, following amendments to the company’s Equipment Installment Plan Sale and Service Receivable Sale arrangements, all cash proceeds associated with the sale of such receivables, a portion of which was previously recognized as Proceeds related to beneficial interests in securitization transactions within investing cash flows, were recognized as operating cash flows. These amendments did not have a net impact on Adjusted Free Cash Flow.
(3)     Beginning in Q3 2022 through September 30, 2025.

Extending Overall Network Lead with Best Assets, Customer Centricity and Technology Leadership
•Recognized by Opensignal as the 5G Global Winner in 5G Coverage Experience and Global Leader in 5G Reliability, including outperforming other US operators; T-Mobile also ranked the #1 FWA carrier for Consistent Quality and Reliability
•Fastest provider in Fixed Wireless Home Internet with median download speeds nearly 50% faster than next closest peer, based on our analysis of Ookla data
•Ongoing momentum in network perception with lots of room to run, with highest ever switching consideration based on overall network quality in Q3 and lots more runway ahead
•iPhone 17 is fastest on T-Mobile’s network with median overall download speeds nearly 90% faster than one benchmark competitor as we continue to expand our network leadership with industry-leading deployment of new technologies (e.g. L4S deployed on all 5G sites with efficient capacity allocation; ~70% of sites supporting 5- and 6- carrier aggregation)

See 5G device, coverage, and access details at T-Mobile.com. Opensignal Award: 5G Global Mobile Network Experience Awards 2025, Data Collection Period: January 01–June 28, 2025. © 2025 Opensignal Limited. Fixed Wireless Internet speeds: Based on T-Mobile's analysis of Ookla® Speedtest Intelligence® data of fixed wireless access providers median download speeds, United States, Q3 2025. iPhone 17 speeds: Based on T-Mobile's analysis of Ookla® Speedtest Intelligence® data of  iPhone 17, iPhone Air, iPhone 17 Pro and iPhone 17 Pro Max median download speeds vs Verizon and AT&T iPhone 17, iPhone Air, iPhone 17 Pro and iPhone 17 Pro Max median download speeds, United States Sept 19, 2025 - Oct 14, 2025. Ookla trademarks used under license and reprinted with permission.

Raising 2025 Customer and Financial Guidance
•Total postpaid net customer additions are expected to be between 7.2 million and 7.4 million, an increase from prior guidance of 6.1 million to 6.4 million, including approximately 3.3 million postpaid phone net customer additions, an increase from prior guidance of 2.95 million to 3.10 million and approximately 130 thousand fiber net customers additions, an increase from prior guidance of 100 thousand.
•Core Adjusted EBITDA, which is Adjusted EBITDA less lease revenues, is expected to be between $33.7 billion and $33.9 billion, an increase from prior guidance of $33.3 billion to $33.7 billion.
•Net cash provided by operating activities, including payments for Sprint merger-related costs and UScellular merger-related costs (“Merger-related costs”), is expected to be between $27.8 billion and $28.0 billion, an increase at the midpoint from prior guidance of $27.1 billion to $27.5 billion.
•Cash purchases of property and equipment, including capitalized interest, are expected to be approximately $10.0 billion, an increase from prior guidance of $500 million.
•Adjusted Free Cash Flow, including payments for Merger-related costs, is expected to be between $17.8 billion and $18.0 billion, an increase at the midpoint from prior guidance of $17.6 billion to $18.0 billion. Adjusted Free Cash Flow guidance does not assume any material net cash inflows from securitization.

(in millions, except Postpaid net customer additions and Effective tax rate)	Previous		Current		Change (Mid-point)
Postpaid net customer additions (thousands)	6,100	6,400	7,200	7,400	1,050
Net income (1)	N/A	N/A	N/A	N/A	N/A
Effective tax rate	24%	26%	23%	24%	(150) bps
Core Adjusted EBITDA (2)	$33,300	$33,700	$33,700	$33,900	$300
Net cash provided by operating activities	27,100	27,500	27,800	28,000	600
Capital expenditures (3)	~9,500		~10,000		500
Adjusted Free Cash Flow	17,600	18,000	17,800	18,000	100
(1)T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Income tax expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable.
(2)Management uses Core Adjusted EBITDA as a measure to monitor the financial performance of Company operations, excluding the impact of lease revenues from related device financing programs.
(3)Capital expenditures means cash purchases of property and equipment, including capitalized interest.

Financial Results
For more details on T-Mobile’s Q3 2025 financial results, including the Investor Factbook with detailed financial tables, please visit T-Mobile US, Inc.’s Investor Relations website at https://investor.t-mobile.com.

Earnings Call Information
Date/Time
•Thursday, October 23, 2025, at 8:00 a.m. (EDT)

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Send a post to @TMobileIR, @MikeSievert, or @SriniGopalan using $TMUS

Contact Information
•Media Relations: mediarelations@t-mobile.com
•Investor Relations: investor.relations@t-mobile.com

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (https://investor.t-mobile.com), newsroom website (https://t-mobile.com/news), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD (the @TMobileIR X account (https://x.com/TMobileIR), the @MikeSievert X account (https://x.com/MikeSievert) and our CEO’s LinkedIn account (https://www.linkedin.com/in/sievert), both of which Mr. Sievert also uses as a means for personal communications and observations, the @SriniGopalan X account (https://x.com/SriniGopalan) and our COO’s LinkedIn account (https://www.linkedin.com/in/srini-gopalan/), both of which Mr. Gopalan also uses as a means for personal communications and observations, and the @TMobileCFO X account (https://x.com/tmobilecfo), and our CFO’s LinkedIn account (https://www.linkedin.com/in/peter-osvaldik-3887394), both of which Mr. Osvaldik also uses as a means for personal communication and observations). The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
As the supercharged Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is powered by an award-winning 5G network that connects more people, in more places, than ever before. With T-Mobile’s unique value proposition of best network, best value and best experiences, the Un-carrier is redefining connectivity and fueling competition while continuing to drive the next wave of innovation in wireless and beyond. Headquartered in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Mint Mobile. For more information, visit https://www.t-mobile.com.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions.

Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: competition, industry consolidation and changes in the market for wireless communications services and other forms of connectivity; criminal cyberattacks, disruption, data loss or other security breaches; our inability to timely adopt and effectively deploy network technology developments; our inability to effectively execute our digital transformation and drive customer and employee adoption of emerging technologies; our inability to retain or motivate key personnel, hire qualified personnel or maintain our corporate culture; system failures and business disruptions, allowing for unauthorized use of or interference with our network and other systems; the scarcity and cost of additional wireless spectrum, and regulations relating to spectrum use; the timing and effects of any pending and future acquisition, divestiture, investment, joint venture or merger involving us, including our inability to obtain any required regulatory approval necessary to consummate any such transactions or to achieve the expected benefits of such transactions; adverse economic, political or market conditions in the U.S. and international markets, including changes resulting from increases in inflation or interest rates, tariffs and trade restrictions, supply chain disruptions, fluctuations in global currencies, immigration policies, and impacts of geopolitical instability, such as the Ukraine-Russia and Israel-Hamas wars and further escalations thereof; potential operational delays, higher procurement and operational costs, and regulatory and compliance complexities as result of changes to trade policies, including higher tariffs, restrictions and other economic disincentives to trade; our inability to successfully deliver new products and services; any disruption or failure of our third parties (including key suppliers) to provide products or services for the operation of our business; sociopolitical volatility and polarization and risks related to environmental, social and governance matters; our substantial level of indebtedness and our inability to service our debt obligations in accordance with their terms; changes in the credit market conditions, credit rating downgrades or an inability to access debt markets; our inability to maintain effective internal control over financial reporting; any changes in regulations or in the regulatory framework under which we operate; laws and regulations relating to the handling of privacy, data protection and artificial intelligence; unfavorable outcomes of and increased costs from existing or future regulatory or legal proceedings; difficulties in protecting our intellectual property rights or if we infringe on the intellectual property rights of others; our offering of regulated financial services products and exposure to a wide variety of state and federal regulations; new or amended tax laws or regulations or administrative interpretations and judicial decisions affecting the scope or application of tax laws or regulations; our wireless licenses, including those controlled through leasing agreements, are subject to renewal and may be revoked; our exclusive forum provision as provided in our Certificate of Incorporation; interests of Deutsche Telecom AG (“DT”), our controlling stockholder, which may differ from the interests of other stockholders; our current and future stockholder return programs may not be fully utilized, and our share repurchases and dividend payments pursuant thereto may fail to have the desired impact on stockholder value; future sales of our common stock by DT and SoftBank Group Corp. and our inability to attract additional equity financing outside the United States due to foreign ownership limitations by the Federal Communications Commission; and other risks as disclosed in our most recent annual report on Form 10-K, and subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward- looking statements, except as required by law.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income, including, but not limited to, Income tax expense and Interest expense. Adjusted EBITDA and Core Adjusted EBITDA should not be used to predict Net income as the difference between either of these measures and Net income is variable.

Adjusted EBITDA and Core Adjusted EBITDA are reconciled to Net income as follows:

	Quarter							Nine Months Ended September 30,
(in millions)	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	2024	2025
Net income	$2,374	$2,925	$3,059	$2,981	$2,953	$3,222	$2,714	$8,358	$8,889
Adjustments:
Interest expense, net	880	854	836	841	916	922	924	2,570	2,762
Other (income) expense, net	(20)	8	(7)	(94)	46	11	78	(19)	135
Income tax expense	764	843	908	858	885	1,058	814	2,515	2,757
Operating income	3,998	4,630	4,796	4,586	4,800	5,213	4,530	13,424	14,543
Depreciation and amortization	3,371	3,248	3,151	3,149	3,198	3,146	3,408	9,770	9,752
Stock-based compensation (1)	140	147	143	156	168	178	217	430	563
Merger-related costs (gain), net (2) (3)	130	(9)	16	10	14	33	73	137	120
Legal-related expenses (recoveries), net (4)	—	15	1	(105)	6	(4)	8	16	10
Impairment expense	—	—	—	—	—	—	278	—	278
Other, net (5)	13	22	136	120	73	(19)	170	171	224
Adjusted EBITDA	7,652	8,053	8,243	7,916	8,259	8,547	8,684	23,948	25,490
Lease revenues	(35)	(26)	(21)	(11)	(1)	(6)	(4)	(82)	(11)
Core Adjusted EBITDA	$7,617	$8,027	$8,222	$7,905	$8,258	$8,541	$8,680	$23,866	$25,479
(1)Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the Condensed Consolidated Financial Statements. Additionally, certain stock-based compensation expenses associated with the Sprint merger have been included in Merger-related costs (gain), net.
(2)Merger-related costs (gain), net includes Sprint merger-related costs and UScellular merger-related costs.
(3)Merger-related costs (gain), net, for the three months ended June 30, 2024, includes the $100 million gain recognized for the extension fee previously paid by DISH associated with the DISH License Purchase Agreement.
(4)Legal-related expenses (recoveries), net consists of the settlement of certain litigation and compliance costs associated with the August 2021 cyberattack, net of insurance recoveries.
(5)Other, net, primarily consists of certain severance, restructuring and other expenses, gains and losses, not directly attributable to the Sprint merger or UScellular acquisition, which are not reflective of T-Mobile’s core business activities and are, therefore, excluded from Adjusted EBITDA and Core Adjusted EBITDA.

Adjusted EBITDA represents earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization, stock-based compensation and certain expenses, gains and losses, which are not reflective of our ongoing operating performance (“Special Items”). Special Items include Merger-related costs (gain), net, certain legal-related expenses and recoveries, Impairment expense, restructuring costs not directly attributable to the Sprint merger or UScellular acquisition (including severance), and other non-core gains and losses. Core Adjusted EBITDA represents Adjusted EBITDA less device lease revenues. Core Adjusted EBITDA and Adjusted EBITDA are non-GAAP financial measures utilized by T-Mobile’s management, including our chief operating decision maker, to monitor the financial performance of our operations and allocate resources of the Company as a whole. T-Mobile uses Core Adjusted EBITDA and Adjusted EBITDA as benchmarks to evaluate T-Mobile’s operating performance in comparison to its competitors. T-Mobile also uses Core Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance. Management believes analysts and investors use Core Adjusted EBITDA and Adjusted EBITDA as supplemental measures to evaluate overall operating performance and to facilitate comparisons with other wireless communications services companies because they are indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of Interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, and Special Items. Management believes analysts and investors use Core Adjusted EBITDA because it normalizes for the transition in the company’s device financing strategy, by excluding the impact of device lease revenues from Adjusted EBITDA, to align with the related depreciation expense on leased devices, which is excluded from the definition of Adjusted EBITDA. Core Adjusted EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for Net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Adjusted Free Cash Flow is calculated as follows:

	Quarter							Nine Months Ended September 30,
(in millions, except percentages)	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	2024	2025
Net cash provided by operating activities	$5,084	$5,521	$6,139	$5,549	$6,847	$6,992	$7,457	$16,744	$21,296
Cash purchases of property and equipment, including capitalized interest	(2,627)	(2,040)	(1,961)	(2,212)	(2,451)	(2,396)	(2,639)	(6,628)	(7,486)
Proceeds related to beneficial interests in securitization transactions	890	958	984	747	—	—	—	2,832	—
Adjusted Free Cash Flow	$3,347	$4,439	$5,162	$4,084	$4,396	$4,596	$4,818	$12,948	$13,810
Net cash provided by operating activities margin (Net cash provided by operating activities divided by Service revenues)	31.6%	33.6%	36.7%	32.8%	40.5%	40.1%	40.9%	34.0%	40.5%
Adjusted Free Cash Flow margin (Adjusted Free Cash Flow divided by Service revenues)	20.8%	27.0%	30.9%	24.1%	26.0%	26.4%	26.4%	26.3%	26.3%
Effective November 1, 2024, following amendments to the company’s Equipment Installment Plan Sale and Service Receivable Sale arrangements, all cash proceeds associated with the sale of such receivables, a portion of which was previously recognized as Proceeds related to beneficial interests in securitization transactions within investing cash flows, were recognized as operating cash flows. These amendments did not have a net impact on Adjusted Free Cash Flow.
Adjusted Free Cash Flow - Net cash provided by operating activities less Cash purchases of property and equipment, plus Proceeds related to beneficial interests in securitization transactions. Adjusted Free Cash Flow is utilized by T-Mobile’s management, investors and analysts to evaluate cash available to pay debt, repurchase shares, pay dividends and provide further investment in the business.
Adjusted Free Cash Flow margin - Adjusted Free Cash Flow divided by Service revenues. Adjusted Free Cash Flow Margin is utilized by T-Mobile’s management, investors, and analysts to evaluate the company’s ability to convert service revenue efficiently into cash available to pay debt, repurchase shares and provide further investment in the business.

The current guidance range for Adjusted Free Cash Flow is calculated as follows:

	FY 2025
(in millions)	Guidance Range
Net cash provided by operating activities	$27,800	$28,000
Cash purchases of property and equipment, including capitalized interest	(10,000)	(10,000)
Adjusted Free Cash Flow	$17,800	$18,000

The previous guidance range for Adjusted Free Cash Flow was calculated as follows:

	FY 2025
(in millions)	Guidance Range
Net cash provided by operating activities	$27,100	$27,500
Cash purchases of property and equipment, including capitalized interest	(9,500)	(9,500)
Adjusted Free Cash Flow	$17,600	$18,000

T-Mobile US, Inc.
Operating Measures
(Unaudited)

The following table sets forth company operating measures ARPA and ARPU:

	Quarter							Nine Months Ended September 30,
(in dollars)	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	2024	2025
Postpaid ARPA	$140.88	$142.54	$145.60	$146.28	$146.22	$149.87	$149.44	$143.02	$148.54
Postpaid phone ARPU	48.79	49.07	49.79	49.73	49.38	50.62	50.71	49.22	50.25
Prepaid ARPU	37.18	35.94	35.81	35.49	34.67	34.63	33.93	36.27	34.41

Postpaid Average Revenue Per Account (“ARPA”) - Average monthly postpaid service revenue earned per account. Postpaid service revenues for the specified period divided by the average number of postpaid accounts during the period, further divided by the number of months in the period.
Average Revenue Per User (“ARPU”) - Average monthly service revenue earned per customer. Service revenues for the specified period divided by the average number of customers during the period, further divided by the number of months in the period.
Postpaid phone ARPU excludes postpaid other customers and related revenues.